EXHIBIT 99.1
Citizens, Inc. Reports Third Quarter 2025 Financial Results

•Record number of agents: increased global network of producing agents, up 19% since September 30, 2024, and up 29% from 2024 year-end
•Highest ever total direct insurance in force of $5.38 billion
•Total revenues of $62.8 million in Q3 2025, from $61.7 million in Q3 2024
Adjusted total revenues of $64.1 million in Q3 2025, increased 5% from $60.9 million in Q3 2024
•Net income in Q3 2025 of $2.4 million, or $0.04 income per fully diluted Class A share, from $2.8 million net income, or $0.05 income per fully diluted Class A share in Q3 2024
Adjusted net income in Q3 2025 of $3.4 million, or $0.07 adjusted income per fully diluted Class A share, increased 70% from $2.0 million adjusted net income or $0.04 adjusted income per fully diluted Class A share in Q3 2024
•Book value per Class A share of $4.49 on September 30, 2025 increased from $4.16 on September 30, 2024
Adjusted book value per Class A share of $6.26 on September 30, 2025, from $6.06 on September 30, 2024

AUSTIN, TX – November 6, 2025 – Citizens, Inc. (NYSE: CIA), a leading diversified financial services company specializing in life, living benefits, and final expense insurance, today reported results for the third quarter ended September 30, 2025.

“We are delivering tangible results on our strategic roadmap to accelerate growth. For twelve consecutive quarters, Citizens has delivered year-over-year growth in first year premiums driven by our rapidly expanding sales force and innovative products. The broadening of our product offerings and distribution channels led to our highest-ever total direct insurance in force of $5.38 billion. Our producing agents have increased by 19% since Q3 2024, and they are up 29% from 2024 year-end,” said Jon Stenberg, President and Chief Executive Officer. “The investment in our strategic roadmap is designed to deliver clear growth for premiums, earnings, and adjusted book value per share. Additionally, we remain fully committed to sustainable profitable growth and capital management, as evidenced by our positive net cash from operations every year since 2004, and remain committed to extending this track record.”

“Looking ahead to 2026, we expect revenue growth and profit growth for the full year 2026, showcasing improving operating leverage in our financial model. We believe we’re well positioned to drive long-term value creation for both our customers and shareholders, supported by the strength and effectiveness of our robust global business model, disciplined execution, and favorable demographic tailwinds worldwide. Our competitive advantages in expanding niche markets worldwide, rapidly growing our sales force, and expertise in profitable product development reinforce our positive outlook,” concluded Stenberg.

Recent Business Highlights
Record setting results and highlight accomplishments for Citizens, including:
•Record number of agents - increased global network of producing agents, up 19% since September 30, 2024 and up 29% since December 31, 2024.
•Highest-ever amount of total direct insurance in force - $5.38 billion of total direct insurance in force at September 30, 2025, up 3.7% compared to the same period in 2024, from sales of new products both domestically and internationally.
•Direct first year life and A&H premiums increased 8% in Q3 2025 compared to year-ago quarter. First year premiums have increased year-over-year for twelve consecutive quarters.
•Renewal premium growth in Q3 2025, driven by strong first year sales in 2024 leading to higher number of policies paying renewal premiums in the third quarter of 2025. The increase was partially offset by the high level of matured endowment benefit payments in Q3 2025. These maturities were contractually expected and are at their highest level in 2025; we expect reduced levels of maturities starting in 2026.

Third Quarter 2025 Financial Results
•Total revenues of $62.8 million in Q3 2025 from $61.7 million in the year-ago quarter. Adjusted total revenues, which excludes investment related gains (losses), of $64.1 million in Q3 2025, increased 5% from $60.9 million in the year-ago quarter.
•Net income in Q3 2025 of $2.4 million, or $0.04 income per fully diluted Class A share, from $2.8 million net income or $0.05 income per fully diluted Class A share in Q3 2024. Adjusted net income in Q3 2025 of $3.4 million, or $0.07 adjusted income per fully diluted Class A share, increased 70% from $2.0 million adjusted net income or $0.04 adjusted income per fully diluted Class A share in Q3 2024.
•Total assets of $1.7 billion, cash and cash equivalents of $23.1 million and no debt at September 30, 2025.
•Book value per Class A share of $4.49 on September 30, 2025 increased 8% over the year-ago period. Book value per Class A share excluding accumulated other comprehensive income (loss) (AOCI) of $6.26 on September 30, 2025 increased 3% over the year-ago period. The Company has achieved eleven consecutive quarters of book value per Class A share growth.

Total revenues of $62.8 million in the third quarter of 2025, increased from $61.7 million in the year-ago quarter. The investment related losses in Q3 2025 were primarily unrealized losses from the Company’s investment in BlackRock, Inc.’s ESG Investment. Excluding these investment related gains (losses), adjusted total revenues of $64.1 million in the third quarter of 2025, increased from $60.9 million in the third quarter of 2024, driven by the $1.7 million increase in net investment income, $1.0 million increase in other income related to the issuance of supplemental contracts, and $0.4 million increase in premium revenue.

Total benefits and expenses decreased to $58.3 million in the third quarter of 2025, from $58.7 million in the same year-ago quarter. The decrease was primarily due to lower commissions due to our coinsurance agreement with RGA Reinsurance Company under which RGA shares in commission expenses. Higher general expenses is associated with continued investment in the growth of our business and higher equity compensation costs driven by our stock price growth in the last year and additional participants.

Income before federal income tax of $4.5 million in Q3 2025, increased from $3.0 million in Q3 2024. Excluding investment related gains (losses) and discrete items, adjusted income before federal income tax was $5.7 million in Q3 2025, from $2.2 million in Q3 2024.

Net income for the third quarter of 2025 was $2.4 million, or $0.04 income per fully diluted Class A share, from $2.8 million net income, or $0.05 income per fully diluted Class A share, in the prior year quarter. The results for the third quarter of 2025 reflected increased federal income taxes driven by higher taxable U.S. income and discrete tax adjustments recorded. Adjusted net income of $3.4 million, or $0.07 adjusted income per fully diluted Class A share, in Q3 2025, an increase from $2.0 million adjusted net income, or $0.04 adjusted income per fully diluted Class A share, in the year-ago quarter. Adjusted net income excludes investment related gains (losses) and loss from ceased property insurance business and discrete items. This increase was driven by the increase in total revenues and lower total insurance benefits paid or provided partially offset by higher general expenses.

The definitions of Non-GAAP information and comparable GAAP information is included in the Explanatory Notes on Use of Non-GAAP Measures section and defines and reconciles measures not presented in accordance with generally accepted accounting principles (“GAAP”) (a “non-GAAP Financial Measure”).

Investments
Net investment income of $19.1 million for the third quarter of 2025, an increase from $17.4 million in the same year-ago quarter. The increase was primarily due to one-time dividend of $1.7 million from one of our investments as a result of the sale of one of its assets. Additionally, we have begun investing in investment grade private placement fixed income securities and structured notes where we expect higher returns; this investment strategy led to slightly higher net investment income in Q3 2025 and YTD through

September 30, 2025. The average pre-tax yield on the investment portfolio was at 4.62% in the third quarter of 2025 from 4.59% in the same year-ago quarter.

The carrying value of the Company’s fixed maturity securities investment portfolio at September 30, 2025 was $1.3 billion, an increase from $1.2 at December 31, 2024.

Cash Flow
Positive net cash provided by operating activities was $8.9 million for the nine months ended September 30, 2025. The Company has had positive net cash provided by operating activities annually since 2004. The Company had cash and cash equivalents of $23.1 million and no debt at September 30, 2025.

Key Growth Initiatives
Citizens’ strategic roadmap is designed to deliver sustainable growth in premiums, adjusted net income, and adjusted book value per share. Citizens’ key growth initiatives:
•Increase first year premium revenues
•Increase penetration in new and existing countries served
•Introduce products or major product enhancements
•Enhance agent and client servicing platforms that drive efficiency

Upcoming Conferences

Sidoti Virtual Conference on December 10 and 11, 2025
Citizens management plans to present and participate in one-on-one meetings at the Sidoti Virtual Conference on December 10 and 11, 2025. The live, interactive webcast and slide presentation will be accessible on the Company's Investor Relations website under the Events tab HERE. The timing of Citizens’ presentation webcast and additional information about this conference will be provided by the Company when it is available.

Emerging Growth Virtual Conference on December 11, 2025
Citizens management plans to present at the Emerging Growth Virtual Conference on December 11 at 3:10 ET. The live, interactive webcast and slide presentation will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the website for future viewing.

About Citizens, Inc.

Citizens, Inc. (NYSE: CIA) is a diversified financial services company providing life, living benefits and final expense insurance and other financial products to individuals and small businesses in the U.S., Latin America, and Asia. Through its customer-centric growth strategy, Citizens offers innovative products to address the evolving needs of its customers in their native languages of English, Spanish, Portuguese, and Mandarin. The Company operates two primary segments: Life Insurance, where internationally the Company is a market leader in U.S. Dollar denominated life insurance and where it is growing in niche markets in the United States through its final expense products distributed through white-label and established distribution channels, and Home Service Insurance, which operates primarily in the U.S. Gulf coast region. Citizens' stock is included in the Russell 2000® and Russell 3000® indexes. For more information about Citizens, please visit the website at www.citizensinc.com and LinkedIn.

Explanatory Notes on Use of Non-GAAP Measures

In addition to the financial information prepared in conformity with accounting U.S. generally accepted accounting principles (“GAAP”), in this press release, the Company provides certain non-GAAP financial measures that we believe improves understanding of the underlying business trends. Adjustments to GAAP measures generally apply to discrete events and items not indicative to our operating trends.

Adjusted Total Revenues is a non-GAAP measure that excludes investment related gains (losses) from total revenues. Management believes the adjusted total revenues metric is meaningful, as it allows investors to evaluate revenues generated by core business activities excluding items that are heavily impacted by investment market fluctuations.

Adjusted Income Before Federal Income Tax is a non-GAAP measure that is computed as pre-tax GAAP operating income with discrete adjustments that exclude investment related gains (losses), income (loss) from ceased businesses and other special items not indicative of operating trends. Management believes this metric is meaningful, as it allows investors to evaluate underlying profitability and enhances comparability across periods, by excluding items that are heavily impacted by investment market fluctuations and other economic factors that are not indicative of operating trends.

Adjusted Net Income is a non-GAAP measure that is derived by excluding the tax effected Adjusted Income Before Federal Income Tax adjustments described above. The provision for income tax related to adjusted after-tax income is calculated using our effective tax rate excluding discrete items.

Adjusted Income Per Share of Class A Common Stock Basic and Diluted is a non-GAAP measure that is defined as adjusted net income for the period divided by the weighted average number of basic and fully diluted shares of common stock outstanding for the period.

Adjusted Book Value Per Share of Class A Common Stock is a non-GAAP measure that is calculated by dividing actual Class A common stockholders’ equity, excluding AOCI, by the number of Class A common shares outstanding at the end of the period. Management believes this metric is meaningful, as it allows investors to evaluate underlying book value growth by excluding the impact of interest rate volatility.

Selected Consolidated Financial Data

As of and for the periods ended	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2025	2024	2025	2024
Balance sheet data
Total assets	$1,742,365	1,735,809	1,742,365	1,735,809
Total liabilities	1,516,761	1,528,236	1,516,761	1,528,236
Total stockholders' equity	225,604	207,573	225,604	207,573
Total direct insurance in force	5,379,220	5,189,523	5,379,220	5,189,523

Operating items
Insurance premiums	$43,303	42,897	126,488	124,129
Net investment income	19,117	17,377	53,663	52,404
Investment related gains (losses), net	(1,255)	827	(1,741)	1,537
Total revenues	62,808	61,731	183,546	181,527

Claims and surrenders	44,276	36,478	124,594	104,121
Other general expenses	13,291	12,095	39,443	40,072
Total benefits and expenses	58,329	58,694	173,940	170,263

Income (loss) before federal income tax	4,479	3,037	9,606	11,264
Federal income tax expense (benefit)	2,062	247	2,353	(27)
Net income (loss)	2,417	2,790	7,253	11,291

Per share data
Book value per share	$4.49	4.16	4.49	4.16
Diluted income (loss) per Class A share	0.04	0.05	0.14	0.22

Definition of Reported Segments
The Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. The insurance operations are the Company's primary focus and are the lead income generators of the business.

Life Insurance – Internationally, our Life Insurance segment issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly to non-U.S. residents located principally in Latin America and the Pacific Rim. Domestically, we are licensed in 43 U.S. states and sell whole life final expense insurance and life insurance with living benefits and critical illness products. All our products in this segment are sold through independent agents.

Home Service Insurance – The Home Service Insurance segment provides final expense life insurance policies marketed to middle- and lower-income households, and whole life products with higher allowable face values in Louisiana, Mississippi, and Arkansas. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

As of and for the periods ended	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2025	2024	2025	2024
LIFE INSURANCE SEGMENT
Balance sheet data
Total assets	$1,333,849	1,325,855	1,333,849	1,325,855

Operating items
Insurance premiums	$32,785	32,201	94,582	91,667
Net investment income	15,342	13,578	42,254	41,076
Investment related gains (losses), net	(2,063)	936	(2,185)	1,743
Total revenues	47,582	47,345	139,662	137,840

Claims and surrenders	38,603	30,083	107,968	86,616
Total benefits and expenses	44,047	42,929	127,736	120,152

Income (loss) before federal income tax	3,535	4,416	11,926	17,688

HOME SERVICE INSURANCE SEGMENT
Balance sheet data
Total assets	$372,916	372,362	372,916	372,362

Operating items
Insurance premiums	10,518	10,696	31,906	32,462
Net investment income	3,581	3,552	10,854	10,618
Investment related gains (losses), net	799	(111)	433	(179)
Total revenues	14,898	14,137	43,193	42,921

Claims and surrenders	5,673	6,395	16,626	17,505
Total benefits and expenses	11,920	14,217	38,488	40,967

Income (loss) before federal income tax	2,978	(80)	4,705	1,954

GAAP to Non-GAAP Reconciliations

Reconciliation of Adjusted Total Revenues

For the periods ended	Three Months Ended September 30,		Nine Months Ended September 30,
Unaudited (In thousands)	2025	2024	2025	2024
Total revenues	$62,808	61,731	183,546	181,527
Less:
Investment related gains (losses)	(1,255)	827	(1,741)	1,537
Adjusted total revenues	$64,063	60,904	185,287	179,990

Reconciliation of Adjusted Income Before Federal Income Tax

For the periods ended	Three Months Ended September 30,		Nine Months Ended September 30,
Unaudited (In thousands)	2025	2024	2025	2024
Income (loss) before federal income tax	$4,479	3,037	9,606	11,264
Less:
Investment related gains (losses)	(1,255)	827	(1,741)	1,537
Property insurance business income (loss)	—	(3)	—	(74)
Legal fee accrual	—	—	—	(3,500)
Adjusted income before federal income tax	$5,734	2,213	11,347	13,301

Reconciliation of Adjusted Net Income

For the periods ended	Three Months Ended September 30,		Nine Months Ended September 30,
Unaudited (In thousands)	2025	2024	2025	2024
Net income (loss)	$2,417	2,790	7,253	11,291
Less:
Investment related gains (losses)	(1,255)	827	(1,741)	1,537
Property insurance business income (loss)	—	(3)	—	(74)
Legal fee accrual	—	—	—	(3,500)
Income tax impact	309	(67)	416	(903)
Adjusted net income	$3,363	2,033	8,578	14,231

Reconciliation of Adjusted Income Per Share of Class A Common Stock

For the periods ended	Three Months Ended September 30,		Nine Months Ended September 30,
Unaudited (In thousands, except per share amounts)	2025	2024	2025	2024
Basic and diluted adjusted income per share:
Adjusted net income	$3,363	2,033	8,578	14,231

Weighted average shares of Class A outstanding - basic	50,265	49,837	50,099	49,687
Weighted average shares of Class A outstanding - diluted	51,570	50,669	51,401	50,519

Basic adjusted income per share of Class A common stock	$0.07	0.04	0.17	0.29
Diluted adjusted income per share of Class A common stock	$0.07	0.04	0.17	0.28

Reconciliation of Stockholders' Equity and Book Value per Class A Common Share

	As of September 30,
Unaudited (In thousands, except per share data)	2025	2024
Stockholders' equity, end of period	$225,604	207,573
Less: Accumulated other comprehensive income (loss) (AOCI)	(89,416)	(94,683)
Stockholders' equity, end of period, excluding AOCI	$315,020	302,256

Book value per Class A common share - diluted	$4.49	4.16
Less: Per share impact of AOCI	(1.77)	(1.90)
Book value per Class A common share - diluted, excluding AOCI	$6.26	6.06

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "believe," "project," "intends," "continue" or comparable words. Such forward-looking statements may relate to the Company’s expectations regarding its business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Citizens, Inc. Investor Relations Contacts
Darrow Associates Investor Relations
Jeff Christensen and Matt Kreps
Email: CIA@darrowir.com (Jeff and Matt)
Phone: 703-297-6917 (Jeff) and 214-597-8200 (Matt)